Squeeze Report Inc.
2880 Zanker Rd Suite 203

San Jose, California 95134
650-412-2222
email: contact@squeezereport.com

This letter (the "Letter Agreement') sets forth the arrangement whereby Squeeze Report Inc. ("SRINC") would provide non-exclusive investment relations services on behalf of GH Cap Inc. ("IRCLIENT"). This Consulting Agreement will confirm the engagement by GHHC on the following terms and conditions:

IR Consulting Press / Media Distribution Agreement

1.	Term: 6 Months
2.	Client: GH Cap Inc.
3.	Scope of Services
4.	Payment: $5,000

1.	Scope of Services: IR Consulting Agreement
a.	Website Media Advertisement: Your Media Ad will be randomly placed in the following areas of the website.
1.a.i.	Members Home Page
1.a.ii.	NYSE, NASDAQ, and OTC alert pages
1.a.iii.	Short Data
1.a.iv.	Short Analysis
1.a.v.	Short Probability
1.a.vi.	All Time Gainers
1.a.vii.	Chat Room
b.	Email Media Advertisement: Your Media Ad will be randomly placed on alert emails, welcome emails and news / filing emails.
1.b.i.	Alert emails are sent to the entire website subscriber list.
1.b.ii.	News . Monthly Analyst reports/ filing emails are set to those who subscriber to the service.
1.b.iii.	Welcome emails are sent to any new subscribers.

c.	Mobile Text Media Advertisement: Your Media Ad will be randomly placed on alert texts, welcome texts and news / filing texts.
1.c.i.	Alert texts are sent to the entire website subscriber list.
1.c.ii.	News / filing texts are set to those who subscriber to the service.
1.c.iii.	Welcome texts are sent to any new subscribers.
d.	Premium Showcase (Brand Advertisement): All of your ads will display a premium watermark and whenever anyone clicks on an ad they will be directed to a page showcasing your company’s information exactly like our alerts.
e.	One Month Short Report: Analysis of the last one month trading of a company's stock focusing on short analysis, probability and trends.
1.e.i.	Short Analysis
1.e.ii.	Short Probability
1.e.iii.	Short Trends
1.e.iv.	Short Chart
1.e.v.	Short Break Point
1.e.vi.	Gain Percentage
2.	Compliance and Regulations:
a.	SRINC agrees that it shall abide by all United States Securities and Exchange Commission (“SEC”), federal, state and local laws, rules and regulations concerning investor relations, public disclosure requirements and the like.
3.	Confidential Information:
a.	The SRINC agrees that without the consent of IRCLIENT, it shall not divulge any information the SRINC received regarding the IRCLIENT during the term of this Agreement.

b.	The SRINC will not, directly or indirectly, disclose or use, at any time, either during or subsequent to this agreement, any secret or any Confidential Information, knowledge or data of the IRCLIENT. The term "Confidential Information" includes, but is not limited to information emanating from the Clients, their associates, affiliates, agents, suppliers or customers or conceived or developed by the SRINC concerning research, development, patent, copyright, industrial property rights, marketing plans and strategies, profits, costs, pricing and sourcing, systems and procedures. The SRINC agrees not to use any of the foregoing Confidential Information except for the furtherance of the SRINC's obligations under this agreement.
4.	Indemnification
a.	The SRINC hereby agrees that it will indemnify and hold harmless IRCLIENT and its directors, officers, shareholders, employees or agents/representatives from and against any and all loss, claim, damage, liability, costs or expenses arising out of or based upon: any breach or inaccuracy of the representations of SRINC contained in this Agreement and or violation of any state, federal or SEC regulation or statute. Promptly after receipt of notice by IRCLIENT of the commencement of any claim or action made against IRCLIENT in which SRINC or any of its employees/agent have been named, IRCLIENT shall notify SRINC and IRCLIENT shall assume the defense thereof, at the sole cost and expense of SRINC, with counsel reasonably satisfactory to SRINC.
5.	No Modifications:
a.	This agreement shall not be modified without the prior written consent of all parties hereto.

6.	Arbitration:
a.	This Agreement shall be construed in accordance with, and governed by, the laws of the State of Florida, without giving effect to its conflict of law principles. The parties hereby agree that any dispute which may arise between them arising out of, or in connection with, this Agreement shall be adjudicated before a court located in Dade County, Florida, and they hereby submit to the exclusive jurisdiction of the courts of the State of Florida, located in Dade County, Florida and of the federal courts in the Southern District of Florida with respect to any action or legal proceeding commenced by any party. The parties agree to waive a trial by jury for any dispute requiring adjudication before a court of law.

Please acknowledge your acceptance of the terms of this Agreement by signing below.

Agreed to by Squeeze Report Inc.

__________________________________ Date 5/16/2018

/s/Sandra Dubeau

Agreed to by GH Cap Inc.

__________________________________ Date 5/16/2018

/s/Wolfgang Ruecker